Exhibit 4.18

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that Gracell Biotechnologies Inc. Company customarily and actually treats that as private or confidential.

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is executed on March 31, 2021 and takes into effect on April 1, 2021 (the “Effective Date”) between Lonza Houston, Inc., 14905 Kirby Drive, Pearland, TX 77047, USA (“LONZA”), Suzhou Gracell Biotechnologies Co., Ltd. (“Gracell Suzhou”), Building 12, Zone B, Phase II, Biomedical Industrial Park, No. 218 Sangtian Road, Suzhou Industrial Park, Suzhou, Jiangsu Province, China 215123, and Gracell Biopharmaceuticals, Inc., 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, USA 19801 (“Gracell US”, together with Gracell Suzhou, “CLIENT”) (each of LONZA and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A. LONZA operates a multi-client production facility located at 14905 Kirby Drive, Pearland, TX 77047, USA, and/or such other location as LONZA may, in accordance with Sections 2.7 and 2.8, designate in writing from time to time (the “Facility”).

B. CLIENT desires to have LONZA produce certain Product(s) (as defined below) intended for therapeutic use in humans, and LONZA desires to produce such Product(s).

C. CLIENT desires to have LONZA conduct work according to individual Statements of Work, as further defined below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LONZA and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

When used in this Agreement, capitalized terms shall have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1.	“Acceptance Period” shall have the meaning set forth in Section 5.2.1.

1.2.

“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3.

“Background Intellectual Property” means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) not invented, generated, developed, acquired or derived from or in connection with this Agreement but owned or controlled by a Party during the term of the Agreement.

1.4.

“Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

1.5.	“Batch Records” means the production record pertaining to a Batch.

1.6.

“cGMP” or “GMP” means the applicable regulatory requirements, as amended from time to time, for current good manufacturing practices, including without limitation those promulgated by (i) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. §§ 210 et seq., or (b) the European Medicines Agency or under the European Union guide to good manufacturing practice for medicinal products.

1.7.	“cGMP Batch” means any Batch which is required under the relevant Statement of Work to be manufactured in accordance with cGMP.

1.8.	“Cancellation Fee” has the meaning set forth in Section 4.5.

1.9.	“Change Order” has the meaning set forth in Section 2.2.

1.10.	“CLIENT Development Materials” has the meaning set forth in Section 2.3.

1.11.	“CLIENT Materials” means the CLIENT Development Materials and the CLIENT Production Materials.

1.12.	“CLIENT Parties” has the meaning set forth in Section 15.1.

1.13.	“CLIENT Personnel” has the meaning set forth in Section 4.10.1.

1.14.	“CLIENT Production Materials” has the meaning set forth in Section 4.1.

1.15.

“CLIENT’s FasTCAR Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, designs, drawings, assembly procedures, apparatuses, specifications, data, results and other material, including pharmaceutical, biological, chemical, pharmacological, toxicological, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed in connection with FasTCART™.

1.16.	“Commencement Date” means the date set forth in the relevant Statement of Work for the commencement of Services, including the production of the Product.

1.17.	“Confidential Information” has the meaning set forth in Section 10.1.

1.18.	“Disapproval Notice” shall have the meaning set forth in Section 5.2.1.

1.19.	“Engineering Batch” means a Batch generated during an engineering run in order to demonstrate the transfer of the Process to the Facility.

1.20.	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.21.	“First Statement of Work” has the meaning set forth in Section 2.1.

1.22.	“Force Majeure Event” has the meaning set forth in Section 17.2.

1.23.	“Forecast” has the meaning set forth in Section 6.1.

1.24.	“Indemnitee” has the meaning set forth in Section 15.3.1.

1.25.	“Indemnitor” has the meaning set forth in Section 15.3.1.

1.26.

“Intellectual Property” means all worldwide patents, copyrights, trade secrets, know-how, technical data, trademarks, trade names, service marks, logos and other corporate identifiers, design right, confidential or proprietary information, and all other intellectual property rights, including all applications and registrations with respect thereto.

1.27.

“LONZA Operating Documents” means the corporate standards, batch records, standard operating procedures, electronic programs and files, raw material specifications, protocols, validation documentation, and supporting documentation used by LONZA, such as environmental monitoring, for operation and maintenance of the Facility and LONZA equipment used in the process of producing the Product, excluding any of the foregoing that is unique to the manufacture of Product.

1.28.	“LONZA Parties” has the meaning set forth in Section 15.2.

1.29.	“LONZA Production Materials” has the meaning set forth in Section 4.4.

1.30.	“Losses” has the meaning set forth in Section 15.1.

1.31.	“Materials” means all raw materials and supplies to be used in the production of a Product.

1.32.	“Minimum Capacity” has the meaning set forth in Section 6.1.

1.33.	“Process” means the manufacturing process for a Product.

1.34.	“Product” has the meaning set forth in the relevant Statement of Work.

1.35.	“Product Warranties” has the meaning set forth in Section 5.2.1.

1.36.

“Project Documentation” means the compilation of documentation generated by LONZA in preparation of and during the performance of a given SOW, including, without limitation, executed Batch Records, component records, test records and test record forms, certificates of analysis, study protocols, study summary reports, deviation reports, laboratory investigations, environment excursions, formulation records, and other related documents.

1.37.	“Production Rerun” has the meaning set forth in Section 5.4.1.

1.38.	“Quality Agreements” has the meaning set forth in Section 2.9.

1.39.	“Recall” has the meaning set forth in Section 5.5.1.

1.40.	“Regulatory Approval” means the approval by the FDA or other applicable governmental authority to market and sell the Product in the applicable markets.

1.41.	“Remaining CLIENT Property” has the meaning set forth in Section 7.2.

1.42.	“SIAC” has the meaning set forth in Section 17.14.

1.43.	“Services” means the activities to be performed by LONZA, its Affiliates and/or any approved Third Party subcontractor under the relevant Statement of Work.

1.44.	“SOP” means standard operating procedure.

1.45.

“Specifications” means the Product specifications set forth in the certificate of analysis, the Quality Agreement or otherwise by the Parties, in writing, in connection with the production of a particular Batch of Product hereunder, including without limitation the specification of the Materials, the manufacturing specifications, directions and processes, the storage requirements, and all other specifications for the Product; provided that Specifications for Engineering Batches shall be non-binding targets for reference only.

1.46.	“Statement of Work” or “SOW” means a plan to develop a Process or Product that is attached hereto as Appendix A or later becomes attached through an amendment by the Parties.

1.47.	“Supply Failure” has the meaning set forth in Section 4.5.

1.48.

“Technology Transfer” means the transfer of documentation, specifications, and production process by CLIENT to LONZA for the development of the Project Documentation for the manufacture of the Product specifically for CLIENT. For the avoidance of doubt, Technology Transfer does not constitute the transfer of the ownership of the relevant technology, Intellectual Property, documentation or information from CLIENT or its Affiliate to LONZA or LONZA’s Affiliate, and CLIENT expressly retains the ownership of the relevant technology, Intellectual Property, documentation and information.

1.49.	“Third Party” means any party other than LONZA, CLIENT or their respective Affiliates.

2.	STATEMENTS OF WORK—PROCESS AND PRODUCT DEVELOPMENT; PROCESS OR PRODUCT MANUFACTURE

2.1 Statement of Work. Prior to performing Technology Transfer, or Process or Product manufacture, the Parties shall collaborate to develop a Statement of Work, describing the activities to be performed by the Parties, or to be subcontracted by LONZA to Third Parties in accordance with Section 17.11. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control, unless a Statement of Work expressly and specifically amends or disclaims the conflicting language and signed by both LONZA and CLIENT. The first Statement of Work, which is attached hereto, is numbered Appendix A-1 and is hereby incorporated and made a part of this Agreement (the “First Statement of Work”). It is contemplated that each separate project shall have its own Statement of Work. As each subsequent Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-2, A-3, etc.

2.2 Modification of Statement of Work. Should CLIENT desire to change a Statement of Work or to include additional Services to be provided by LONZA, CLIENT may propose to LONZA an amendment to the Statement of Work with the desired changes or additional Services (“Change Order”). LONZA shall consider CLIENT’s request in good faith. If LONZA determines that it has the resources and capabilities to accommodate such Change Order, LONZA shall prepare a modified version of the relevant Statement of Work reflecting such Change Order (including, without limitation, any changes to the estimated timing, charges or scope of a project) and shall submit such modified version of the Statement of Work to CLIENT for review and comment. The modified Statement of Work shall be binding on the Parties only if it refers to this Agreement, states that it is to be made a part thereof, and is signed by both Parties. Whereafter such modified version of the Statement of Work shall be deemed to have replaced the prior version of the Statement of Work. Notwithstanding the foregoing, if a modified version of the Statement of Work is not agreed to by both Parties, the existing Statement of Work shall remain in effect.

2.3 CLIENT Deliverables. Within the time period specified in a Statement of Work, CLIENT shall provide LONZA with (a) the materials that are not commercially available in the U.S. and CLIENT is responsible for delivering to LONZA under the relevant Statement of Work, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for LONZA’s performance under the Statement of Work, and (b) any other protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for LONZA’s performance of the Statement of Work, and for LONZA’s preparation of the Project Documentation in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packaging and shipping instructions, and product specific cleaning and decontamination information, (collectively, the “CLIENT Development Materials”). For the avoidance of doubt, LONZA shall procure other materials, protocols, SOPs, information and documentation required for the performance of the relevant Statement of Work, except for CLIENT Development Materials. If CLIENT does not provide the CLIENT Development Materials within the time period specified in the relevant Statement of Work, then CLIENT shall be responsible for any actual and reasonable costs incurred by LONZA arising from such failure, provided that LONZA shall use commercially reasonable efforts to minimize such costs. It is hereby agreed that CLIENT Development Materials, to the extent such are maintained as Confidential Information or proprietary information by CLIENT, are the proprietary and Confidential Information of CLIENT and shall be used by LONZA only for the purpose of performing LONZA’s obligations under this Agreement and the relevant Statement of Work.

2.4 Performance by LONZA. Subject to the provision by CLIENT of the CLIENT Development Materials pursuant to Section 2.3, LONZA shall use commercially reasonable efforts to diligently perform, directly or, subject to the terms of the Statement of Work, through a Third Party subcontractor appointed in accordance with Section 17.11, the work described in the relevant Statement of Work in a professional and workmanlike manner in accordance with the terms of this Agreement. LONZA shall provide the Services and perform its obligations under this Agreement and the relevant Statement of Work in compliance with all applicable laws, regulations and standards, including without limitation, those related to data privacy, cGMP standards, good laboratory practice, good clinical practice, distortion and storage practices. LONZA shall promptly notify CLIENT of any delay that arise during the performance of the relevant Statement of Work. For the avoidance of doubt, any delay of the relevant Commencement Date or the scheduled delivery date by more than [***] days shall be considered a material delay of the relevant Statement of Work.

2.5 Engineering Batches. LONZA shall manufacture Engineering Batches in accordance with the relevant Statement of Work. Both Parties shall discuss and agree on the price for each Engineering Batch. LONZA shall use commercially reasonable efforts to minimize the number of Engineering Batches that it needs to manufacture prior to the manufacturing of cGMP Batches set forth in Section 2.6. CLIENT shall have the right to make whatever further use of the Engineering Batches as it shall determine, provided that CLIENT pays for such Batches at a price mutually agreed to between the Parties in writing and such use is not for human use, and upon such payment, all right and title to, and interest in, the Engineering Batch shall be transferred from LONZA to CLIENT. LONZA makes no warranty that Engineering Batches will meet cGMP or the Specifications. Regardless of whether any Engineering Batch meets cGMP or the Specifications, CLIENT shall pay to LONZA the price for such Engineering Batch plus the cost of any materials and any materials handling fee associated with such Engineering Batches, for which CLIENT has not previously paid. In the event that CLIENT does not use the Engineering Batches, LONZA shall dispose of such Engineering Batches according to LONZA’s standard procedure at its own expense.

2.6 cGMP Batches. LONZA shall, in accordance with the terms of this Agreement and the Quality Agreement, manufacture at the Facility and release to CLIENT, cGMP Batches that comply with the Process, cGMP and the Specifications, together with a certificate of analysis; provided, however, that manufacturing of cGMP Batches shall not commence until at least one (1) successful Engineering Batch has been manufactured in compliance with cGMP and Specifications. Prior to the commencement of manufacturing of cGMP Batches, LONZA shall review the manufacturing and testing specifications provided by CLIENT. In the event that there is a material difference in the manufacturing and testing specifications provided by CLIENT as compared with the process results demonstrated during the manufacture of Engineering Batches, the Parties shall meet to discuss in good faith a revision to the Batch price to reflect such difference.

2.7 Affiliates. An Affiliate of LONZA may, in accordance with Section 17.12, execute a Statement of Work with CLIENT pursuant to this Agreement and submit invoices to CLIENT under such Statement of Work. Under such circumstances, all references in this Agreement to LONZA shall be deemed to be to the applicable Affiliate of LONZA with respect to (i) that particular Statement of Work or (ii) the relevant portions of that particular Statement of Work under which such Affiliate will be performing specified Services. The Affiliate shall be entitled to enforce this Agreement with respect to such Statement of Work, or as applicable the relevant portions of such Statement of Work, in its own name as an intended third party beneficiary and the Affiliate shall be liable to CLIENT for any obligations and liabilities undertaken pursuant to such Statement of Work and subject to the terms of this Agreement. LONZA shall ensure that LONZA’s Affiliate(s) perform its obligations pursuant to the terms of this Agreement. Notwithstanding the foregoing, LONZA shall remain fully liable for the performance of its Affiliates.

2.8 Facility. All Process and Services shall be performed at the Facility, or a facility of a LONZA Affiliate that executed a Statement of Work with CLIENT in accordance with Section 2.7, unless otherwise agreed in writing by CLIENT. LONZA shall, at its own expense, provide and maintain all labor, plant, equipment and Services necessary to enable LONZA and/or its Affiliate to fulfil all obligations under cGMP, this Agreement, the Quality Agreement and the Statements of Work, including without limitation the manufacturing of the Product.

2.9 Quality Agreement. The Parties and/or their applicable Affiliates shall enter into one or more agreements covering the Product(s), containing the policies, procedures and standards that the Parties shall coordinate and implement in the operational and quality assurance activities and for regulatory compliance objectives contemplated under this Agreement (collectively, the “Quality Agreements”).

2.10 Non-exclusivity. The Product under this Agreement shall be provided on a non-exclusive basis and CLIENT reserves the right to manufacture the Product for itself and to purchase the Product and similar products from any other Third Parties. CLIENT is not obligated to purchase any minimum or specific quantity or dollar amount of Product under this Agreement. Specific Product quantities and Product pricing will be further specified under the respective SOWs.

3.	TECHNOLOGY TRANSFER

3.1 Based on the information provided by CLIENT and including the Process definition or changes developed by LONZA pursuant to any applicable Statement of Work, LONZA shall use commercially reasonable efforts to prepare the Project Documentation for the Process in accordance with the relevant Statement of Work. CLIENT shall inform LONZA of any specific requirements CLIENT may have relating to the Project Documentation, including, without limitation, any information or procedures CLIENT wishes to incorporate therein. If LONZA intends to include in the Project Documentation the use of any assay, medium, or other technology that is not commercially available, LONZA shall inform CLIENT of such intention and the Parties shall meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available Materials or technology in the Process. The applicable Project Documentation, as set forth in the SOW, shall be completed and delivered by LONZA at completion of a Batch.

3.2 CLIENT shall reasonably cooperate with LONZA to assist LONZA to develop the Project Documentation and Process, including, without limitation, providing LONZA with additional information and procedures as LONZA may reasonably require to create the Project Documentation, Process, and/or any of the following: (i) manufacturing process information, SOPs, and development reports, (ii) quality control assays, (iii) Specifications of raw Materials (including vendor, grade and sampling/testing requirements), (iv) Product and sample packaging and shipping instructions, (v) Product-specific cleaning and decontamination information.

3.3 LONZA shall deliver a draft version of the applicable portions of the Project Documentation to CLIENT for its review and approval in accordance with the schedule set forth in the Statement of Work. CLIENT shall notify LONZA in writing of any objections it has to such draft Project Documentation, and upon such notification, representatives of LONZA and CLIENT shall meet promptly to resolve such objections. Upon CLIENT’s written acceptance of the draft Project Documentation, or in the event that CLIENT does not submit a written notice setting forth CLIENT’s objections to the draft Project Documentation within [***] business days following the receipt of such draft by CLIENT, such draft shall be deemed to have been approved by CLIENT.

3.4 The Process, Project Documentation, Specifications, and any improvements or modifications thereto developed during the term of this Agreement, but excluding any LONZA Operating Documents or Confidential Information of LONZA included in any of the foregoing, shall be deemed CLIENT’s property and Confidential Information and subject to the provisions set forth in Article 10. CLIENT shall be permitted to use the Process and/or the Project Documentation to manufacture and sell Product; provided, however, that if the Process and/or the Project Documentation incorporates or contains any Intellectual Property of LONZA or Confidential Information of LONZA, prior to any disclosure of such Intellectual Property or Confidential Information of LONZA to, or use by, a Third Party manufacturer, CLIENT shall obtain LONZA’s written consent to such disclosure, which consent shall not be unreasonably withheld, delayed or conditioned.

4.	MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

4.1 CLIENT Deliverables. Within any time period agreed to in any applicable Statement of Work, CLIENT shall provide LONZA with the Materials that are not commercially available in the U.S. and listed in the Statement of Work required to be supplied by CLIENT for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work (collectively, the “CLIENT Production Materials”). For the avoidance of doubt, LONZA shall procure other materials, handling instructions, protocols, SOPs, information and documentation required for the performance of the relevant Statement of Work, except for CLIENT Production Materials. It is hereby agreed that CLIENT Production Materials are the proprietary and Confidential Information of CLIENT and shall be used by LONZA solely for the purpose of this Agreement.

4.2 Commencement Date. The Statement of Work shall include a Commencement Date agreed upon by the Parties.

4.3 Manufacture by LONZA. LONZA shall manufacture, package, store, ship, handle quality assurance and quality control for the Product, all as set forth in the Statement of Work and the Quality Agreements, and to deliver to CLIENT the Product stated in the Statement of Work, all in accordance with the terms set forth in Section 4.7 below. Lonza and CLIENT agree to adhere to production schedules mutually agreed upon in the relevant Statement of Work. LONZA will use commercially reasonable efforts to deliver according to such production schedules and will consult in advance and in good faith with CLIENT regarding any amendment or change to the production schedule or the Commencement Date with respect to a Statement of Work.

4.4 Procurement of Material. LONZA shall ensure that Materials other than CLIENT Production Materials (hereinafter “LONZA Production Materials”) meet the requirements set forth in the relevant Project Documentation. LONZA shall, and shall cause its Affiliates and approved Third Party subcontractors to, at its/their own cost, purchase, qualify, test, and inspect all such LONZA Production Materials. LONZA shall (i) apply first-expiry, first out methods of usage to any stock of Materials, (ii) keep CLIENT informed of the material terms and status of the Materials supply, (iii) ensure that critical Materials as determined by CLIENT are only supplied from suppliers approved in writing by CLIENT, and (iv) keep CLIENT informed without delay of any possible interruptions with respect to the Materials supply as soon as LONZA becomes aware of any possibility of such interruption.

4.5 Cancellation of a Statement of Work. Any Statement of Work may be cancelled by either Party based on a material breach by the other Party of such Statement of Work, or by CLIENT in the event that LONZA fails to produce and deliver Product in compliance with the Product Warranties [***]. Each Statement of Work shall provide for cancellation fees for such Statement of Work (the “Cancellation Fee”); provided, however, that, if such Statement of Work does not provide for cancellation fees, the Cancellation Fee shall be the remaining amount outstanding under such Statement of Work if such Statement of Work is cancelled by CLIENT due to reasons not attributable to LONZA, but except for reasons beyond CLIENT’s control (such as a Force Majeure Event); provided, further, that, as soon as possible but no later than [***] days after such cancellation, LONZA shall use commercially reasonable efforts to reallocate the relevant Materials, labor resources, suite, equipment and any other resources under such Statement of Work and provide to CLIENT a good faith calculation of the total value of such reallocated Materials, labor resources, suite, equipment and any other resources within [***] days after such cancellation, and the Cancellation Fee shall be reduced by an amount equal to such total value.

4.6 Payment of Cancellation Fee.[***].

4.7 Packaging and Shipping. LONZA shall package and label the Product for shipment in accordance with the Project Documentation and LONZA’s standard practices in effect at the time of LONZA’s performance of the relevant Statement of Work. LONZA shall not be entitled to deliver partial shipments of the Product unless expressly authorized by CLIENT in writing to do so. LONZA shall ship the Product Ex Works (INCOTERMS® 2020) the LONZA Facility through (i) a common carrier designated by CLIENT to LONZA, or (ii) a carrier recognized and accepted by CLIENT according to LONZA’s recommendation, in each case in writing not less than [***] days prior to the applicable delivery date unless otherwise agreed to in a Statement of Work. LONZA shall (i) arrange for shipping and insurance, and (ii) at LONZA risk and expense, obtain any export license or other official authorization and carry out all customs formalities necessary to export the Product. CLIENT shall provide to LONZA its account number with the selected carrier (if applicable) and shall pay for the shipping costs after the delivery of the Product to the carrier in connection with each shipment of Product. Each shipment shall be accompanied by the documentation listed in the Statement of Work or required by Ex Works (INCOTERMS® 2020). Risk and title in the Product shall pass to CLIENT upon delivery to the carrier. LONZA will, subject to the production schedule in the applicable Statement of Work, unless it is unable to do so due to one or more Batches of Product not complying with the Product Warranties (provided that each such non-compliance shall constitute one occasion for the purpose of determining whether there is a Supply Failure under Section 4.5), exercise commercially reasonable efforts to deliver each shipment of Product to CLIENT on the requested delivery date for such shipment. LONZA shall promptly notify CLIENT, but in any case no later than [***] days before the delivery date, if LONZA reasonably believes that it will be unable to meet a delivery date. In such case, any such delay to the delivery dates, whether or not accepted by CLIENT, is without prejudice to CLIENT’s rights and remedies under this Agreement and applicable laws. CLIENT shall be required to take physical possession of a Batch of Product within [***] days after acceptance of such Batch in accordance with Section 5.2 (the “Delivery Period”), unless CLIENT requests in writing, and LONZA consents in writing, to store the Product on CLIENT’s behalf and at CLIENT’s expense.

4.8 Genetic Alterations. LONZA is not responsible for any genetic alterations that occur during the production of any Product, except for those genetic alterations that result from negligent or intentionally or knowingly wrongful acts or omission of LONZA and not as a result of the predisposition of any Materials provided by CLIENT. Unless they arise from negligent or wrongful acts or omissions of LONZA, genetic alterations shall not be the basis for a breach of warranty claim by CLIENT. If LONZA fails to deliver the Product in accordance with the terms of this Agreement or a Statement of Work, or if the Product produced pursuant to the Statement of Work fails to meet any Specifications required by the Statement of Work, and such failure is due to genetic alterations which do not arise from a negligent or wrongful act or omission of LONZA, LONZA shall re-perform the specific project at issue at the earliest practicable time, for an additional fee equal to the original fee for that part of the project.

4.9 Records. LONZA shall maintain true, complete and accurate written records for the production of the Product and all activities related to the Process, as required by applicable laws, regulations and industry standards. In no event shall LONZA transfer or dispose of any of the foregoing records kept or generated by LONZA without the prior written consent from CLIENT. LONZA shall retain possession of the Project Documentation, all Batch Records and LONZA Operating Documents, and shall make copies thereof available to CLIENT upon CLIENT’s request and at CLIENT’s expense. LONZA Operating Documents shall remain Confidential Information of LONZA. CLIENT shall have the right to use and reference any of the foregoing in connection with a filing for Regulatory Approval of the Product or as otherwise authorized by the Agreement with no consideration.

4.10 CLIENT Access.

4.10.1 CLIENT’s employees and agents (including its independent contractors) (collectively, “CLIENT Personnel”) may participate in the production of the Product only in such capacities as may be approved in writing in advance by LONZA. CLIENT Personnel working at the Facility are required to comply with LONZA Operating Documents and any other applicable LONZA safety policies. For the avoidance of doubt, CLIENT Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

4.10.2 CLIENT Personnel working at the Facility shall be and remain employees or agents (as applicable) of CLIENT, and CLIENT shall be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable federal, state and local withholding and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory benefits).

4.10.3 CLIENT shall pay for the actual cost of repairing or replacing to its previous status (to the extent that LONZA determines, in its reasonable judgment, that repairs cannot be adequately effected, and to the extent not exceeding the greater of the applicable market price or LONZA’s book value) any property of LONZA damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear or instructions from LONZA.

4.10.4 CLIENT Personnel visiting or having access to the Facility shall abide by LONZA standard policies, SOPs and the security procedures established by LONZA. CLIENT shall be liable for any breaches of security by CLIENT Personnel. In addition, CLIENT shall reimburse LONZA for the cost of any lost security cards issued to CLIENT Personnel, at the rate of $[***] per security card. All CLIENT Personnel shall agree to abide by applicable LONZA policies and SOPs established by LONZA, and will sign an appropriate confidentiality agreement in a form reasonably acceptable to CLIENT.

4.10.5 CLIENT shall indemnify and hold harmless LONZA from and against any and all Losses arising out of any injuries suffered by CLIENT Personnel while at the Facility or elsewhere, except to the extent caused by the negligence or misconduct on the part of, or instruction from, any LONZA Party.

4.11 Disclaimers. CLIENT acknowledges and agrees that LONZA shall not engage in any Product refinement or development. CLIENT acknowledges and agrees that LONZA has not participated in the invention or testing of any Product, and has not evaluated its safety or suitability for use in humans or otherwise.

5.	PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

5.1 Product Warranties. LONZA warrants that any Product manufactured by LONZA pursuant to this Agreement, at the time of delivery pursuant to Section 4.7: [***] LONZA further warrants that any Product manufactured by LONZA pursuant to this Agreement, at the time of delivery pursuant to Section 4.7, will be free from any Third Party security interest, claims, demands, liens or other encumbrances of any kind or character.

5.2 Approval of Completed Product.

5.2.1[***].

5.2.2 If Product is deemed accepted in accordance with Section 5.2.1, then, the Product shall, within [***] days of such acceptance, be delivered to CLIENT, and CLIENT shall either (i) accept delivery at the common carrier in accordance with Section 4.7, or (ii) arrange for storage of the Product by LONZA for CLIENT in accordance with agreed upon terms of a SOW which covers all relevant details of a Product storage engagement.

5.3 Dispute Resolution. LONZA and CLIENT shall attempt to resolve any dispute regarding the conformity of a cGMP Batch with the Product Warranties. If such dispute cannot be settled within [***] days of the notice by either Party of such dispute to the other Party, then CLIENT may submit a sample of the cGMP Batch of the disputed Product to an independent expert or independent testing laboratory of recognized repute selected by CLIENT and approved by LONZA (such approval not to be unreasonably withheld or delayed) for analysis, under quality assurance procedures in accordance with the Quality Agreement, of the conformity of such cGMP Batch with the relevant Product Warranties. The costs associated with such analysis by such independent expert or independent testing laboratory (as applicable) shall be paid by the Party whose assessment of the conformity of the cGMP Batch with the Product Warranties was mistaken.

5.4 Remedies for Non-Conforming, Damaged, or Destroyed Product.

5.4.1 In the event that the Parties agree, or independent expert or independent testing laboratory (as applicable) determines, pursuant to Section 5.3, that a cGMP Batch, Product or Material (i) is destroyed or damaged by LONZA, LONZA Personnel or a Third Party subcontractor appointed by LONZA due to a negligent or intentional act or omission by any of said parties, or (ii) fails to conform to the Product Warranties in any material respect due to the failure of LONZA, LONZA Personnel or a Third Party subcontractor appointed by LONZA to execute the Project Documentation or to comply with cGMP, the Quality Agreement, then, at CLIENT’s request, LONZA shall, as soon as it is commercially practicable to do so, produce for CLIENT sufficient quantities of Product to replace the non-conforming, damaged or destroyed portion of such cGMP Batch (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to CLIENT; provided, however, CLIENT shall have first paid for the original cGMP Batch. If a replacement Product cannot be provided to CLIENT, then LONZA shall refund the cost of the original Batch of Product if CLIENT has paid for the original Batch of Product.

5.4.2 In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that a cGMP Batch materially fails to conform to the Product Warranties, or Product and/or Materials are destroyed or damaged by LONZA Personnel, for any reason other than as set forth in Section 5.4.1, then LONZA shall have no liability to CLIENT with respect to such cGMP Batch, Product or Material and LONZA will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense. Notwithstanding anything to the contrary set forth in Section 5.4, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LONZA Personnel while LONZA Personnel were acting at the direction of CLIENT Personnel, then LONZA will have no liability to CLIENT as the result of such destruction or damage.

5.4.3 Notwithstanding anything to the contrary herein, in case CLIENT discovers during the registered shelf life of a Product any non-conformity of such Product with the Product Warranties, which non-conformity was not reasonably detectable by visual inspection, CLIENT shall have the right to deliver a Disapproval Notice to LONZA in accordance with Section 5.2 within [***] days following its discovery of such non-conformity.

5.4.4 CLIENT acknowledges and agrees that its sole remedy with respect to (i) the failure of Product to conform with any of the Product Warranties and (ii) damaged or destroyed Materials and/or Product, except in the event that such damage or destruction is due to an intentional act or omission of LONZA Personnel or a Third Party subcontractor appointed by LONZA, is as set forth in this Section 5.4, and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing claims.

5.5 Product Recall and Return

5.5.1 Recall. Each Party shall notify the other Party as soon as possible when they receive information, whether directly or indirectly, which might affect the marketability, quality, safety or effectiveness of the Product and/or which might result in the Recall or seizure of the Product. For purposes of this Agreement, a “Recall” shall mean any action: (i) by CLIENT to recover title to or possession of quantities of the Product sold or shipped to Third Parties (including without limitation, the voluntary withdrawal of the Product from the market), (ii) by any governmental authorities to detain or destroy any of the Product, or (iii) the election by CLIENT to refrain from selling or shipping quantities of the Product to Third Parties that would have been subject to a Recall if sold or shipped. Each Party shall maintain records as may be necessary to permit a Recall of the Product. CLIENT shall have the sole right to institute a Recall or field alert of the Product as a consequence of any defect that CLIENT deems sufficiently serious.

5.5.2 Liability. For all Recalls which result from a non-conformity of a Product with the Product Warranties, LONZA shall: (i) promptly credit CLIENT’s account for LONZA invoice price to CLIENT of such recalled Product; if CLIENT has previously paid for such Product, LONZA shall promptly, at CLIENT’s election, either (a) refund the invoice price, (b) offset the amount thereof against other amounts then due to LONZA hereunder, or (c) replace the recalled Product with new Product at no additional cost to CLIENT; and (ii) reimburse CLIENT for all reasonable documented out-of-pocket costs and expenses incurred by CLIENT resulting from such Recall.

6.	FORECASTS

6.1 CLIENT shall supply LONZA with a written forecast showing CLIENT’s good faith estimated requirements for Batches for the following period (the “Forecast”). Applicable Forecasts will be defined in the relevant manufacturing SOWs and agreed upon in a manner that is suitable for the Product. Following LONZA’s receipt of a Forecast, LONZA shall provide written notice to CLIENT of whether that it has capacity available to manufacture the number of Batches forecasted therein and shall provide CLIENT with an estimated production schedule showing the estimated Commencement Date and estimated delivery date of each Batch. Notwithstanding the forgoing, during the term of this Agreement, LONZA shall maintain a monthly minimum capacity for the manufacturing of [***] percent ([***]%) of the applicable Forecast (“Minimum Capacity”). LONZA shall use commercially reasonable efforts to increase its capacity up to the required quantity of Product within a reasonable time if CLIENT requires a higher minimum capacity at any time during this Agreement, provided LONZA’s failure to achieve an increased level of capacity that is in excess of [***] percent ([***]%) of the then-applicable Forecast shall not constitute a material breach of this Agreement.

7.	STORAGE OF MATERIALS

7.1 Pre-Production. LONZA shall store at the expense of CLIENT any CLIENT Materials, equipment or other property delivered pursuant to the Statement of Work to the Facility by CLIENT more than [***] days prior to the Commencement Date. The storage rates shall be set forth in the Statement of Work and may be amended from time to time by written consent of the Parties. No storage fees shall be charged during the period starting [***] days prior to the Commencement Date and ending upon completion of the manufacturing of the applicable Product.

7.2 Post-Production. LONZA shall store at the Facility free of charge, or dispose of in accordance with CLIENT’s instruction and at CLIENT’s expense, any in–process Materials, CLIENT Materials, equipment and other CLIENT property that remains at the Facility on the date of completion of the manufacturing of the applicable Product or the termination of this Agreement (collectively “Remaining CLIENT Property”), for up to [***] days. If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such [***]-day period, LONZA shall notify CLIENT in writing and continue to store such Remaining CLIENT Property at the Facility, and CLIENT shall pay to LONZA a storage charge at LONZA’s then-standard monthly storage rates for the period beginning on the [***] day after the completion of the manufacturing of the applicable Product through the date that such storage terminates.

7.3 Product. Notwithstanding the foregoing, if CLIENT fails to take delivery of a Product within the applicable Delivery Period as required by Section 4.7, CLIENT shall pay to LONZA a storage charge at LONZA’s then-standard monthly storage rate, which shall begin accruing on the first day following the expiration of the applicable Delivery Period.

8.	REGULATORY MATTERS

8.1 Permits and Approvals. During the term of this Agreement, LONZA shall use best efforts to maintain, and cause its Affiliates to maintain, and use commercially reasonable efforts to cause its approved Third Party subcontractors to maintain, all licenses, permits and approvals necessary for the manufacture of the Product in the Facility. LONZA shall promptly notify CLIENT in writing if LONZA, its Affiliate or any approved Third Party subcontractor receives notice that any such license, permit, or approval is or may be revoked, suspended, withdrawn or otherwise under investigation.

8.2 Inspections/Quality Audit by CLIENT.

8.2.1 Except as otherwise set forth in the Quality Agreements, up to once per year and upon not less than [***] days’ prior written notice, LONZA shall permit CLIENT and its representative to inspect and audit the parts of the Facility where the manufacture of the Product is carried out in order to inspect the CLIENT Materials, assess LONZA’s compliance with cGMP and applicable laws, and to discuss any related issues with LONZA’s management and technical personnel. LONZA shall make all applicable records maintained in accordance with Section 4.9 available for such inspection and audit. Such audit shall not last for more than [***] business days. CLIENT Personnel engaged in such inspection shall abide by the terms and conditions set forth in Section 4.10.4 and Article 10. Each Party shall bear its own expenses with respect to any audit and inspection pursuant to this Section 8.2.

8.2.2 In addition to the foregoing, CLIENT and/or its representatives shall have the right to perform “For Cause” audits at any time upon reasonable advance notice and during regular business hours. If a For Cause audit confirms that LONZA did not comply with its obligations under the Agreement, the audit shall not be charged by LONZA and LONZA shall bear its costs for such audit; in all other cases LONZA’s standard hourly rates apply; provided that such rates shall not exceed industry standards for CDMO (Contract Development Manufacture Organization) hourly rates and have been notified to CLIENT in advance. Notwithstanding the foregoing, a For Cause audit shall also be at no cost for CLIENT if it is CLIENT’s sole audit in such calendar year. For the avoidance of doubt, any and all costs related to deviations and or modifications to the Facility requested and/or approved by CLIENT (outside of those related to GMP violations attributable to LONZA which costs shall be the sole responsibility of LONZA) related to the manufacturing of Products will be charged on an hourly basis according to LONZA’s standard hourly rates (which shall not exceed industry standards for CDMO hourly rates and have been notified to CLIENT in advance) and invoiced monthly.

8.2.3 Inspections by Regulatory Agencies. LONZA shall allow representatives of any regulatory agency to inspect the relevant parts of the Facility where the manufacture of the Product is carried out and to inspect the Project Documentation and Batch Records to verify compliance with cGMP and other practices or regulations and shall promptly notify CLIENT of the scheduling of any such inspection which could impact the manufacture of Product. LONZA shall promptly (within [***] days) send to CLIENT a copy of any reports, citations, or warning letters received by LONZA in connection with an inspection by a regulatory agency to the extent such documents relate to or affect the manufacture of the Product.

9.	FINANCIAL TERMS

9.1 Payments. CLIENT shall make payments to LONZA in the amounts and on the dates set forth in the Statement of Work after receipt of the relevant invoice from LONZA. In the event that CLIENT has not paid an invoice within [***] business days of the applicable due date (as established by Section 9.2), and fails to pay such amount within [***] days following its receipt of a written late payment notice from LONZA, CLIENT’s failure shall be considered a material breach under Section 14.2, subject to the cure provisions set forth therein. Further, in addition to all other remedies available to LONZA, in the event that CLIENT has not paid an invoice within [***] business days of the applicable due date (as established by Section 9.2), LONZA may elect to suspend the provision of all or a portion of the Services under this Agreement, provided that CLIENT shall remain liable for all fees owed for the Services provided or Product delivered pursuant to the Statement of Work during any such suspension.

9.2 Invoices and Pricing. LONZA shall charge for the Services in accordance with the price schedule in the relevant Statement of Work. LONZA shall invoice CLIENT according to the schedule set forth in the relevant Statement of Work. LONZA shall deliver invoices electronically by email, which shall be considered to be an original invoice. Invoices should be e-mailed to [***], and/or to such other e-mail address(es) as CLIENT may stipulate from time to time. LONZA shall not deliver a paper invoice. Payment of invoices is due as provided in the Statement of Work. Unless otherwise provided in the Statement of Work, all pricing excludes taxes and costs relating to shipping, validation and regulatory filings. The price shall be invoiced to CLIENT in U.S. Dollars.

9.3 Taxes. CLIENT agrees that it is responsible for and shall pay any sales, value-added or other taxes (the “Taxes”) imposed on CLIENT by applicable laws and resulting from LONZA’s production of Product under this Agreement (which, for the avoidance of doubt, shall not include income or personal property taxes, or other taxes imposed on LONZA by applicable laws). CLIENT will indemnify and hold harmless the LONZA Parties from and against any and all penalties and reasonable fees, expenses and costs incurred by LONZA due to the failure by CLIENT to pay such Taxes. LONZA will not collect any sales or value-added taxes from CLIENT in connection with the production of any Product or provision of Services hereunder if CLIENT provides to LONZA the appropriate valid exemption certificates.

9.4 Interest. Any fee, charge or other payment due to LONZA by CLIENT under this Agreement that is not paid within [***] business days after it is due will accrue interest on a daily basis at a rate of [***] percent ([***]%) per month (or the maximum interest rate allowed by applicable laws, if less) from and after such date.

9.5 Method of Payment. Except as otherwise set forth in Section 9.2, all payments to LONZA hereunder by CLIENT shall be in U.S. Dollars and shall be by check, wire transfer, money order, or other method of payment approved by LONZA. Bank information for wire transfers is as follows:

Mailing address for wire transfer payments:

                         To:

                         Branch:

                         Account Number:

                         ABA# (for Wires):

                         ABA# (for EFTS):

                         Swift#:

                         Please email remittance advice to [***].

9.6 Cost Adjustments. After the first (1st) anniversary of the Effective Date, LONZA may, with prior consultation in good faith with CLIENT, annually adjust the various costs and rates set forth in the Statement of Work attached hereto to reflect changes in the cost of Materials and/or labor rates paid by LONZA in connection with the production of the Product under this Agreement; provided, however, that any increase in cost and rates shall not exceed any percentage increase in the U.S. Consumer Price Index as determined by the U.S. Central Bureau for Statistics on their website for the most recently published percentage change for the [***]-month period preceding the applicable contract anniversary date and (ii) the cost of Materials shall not exceed the applicable market price at the applicable contract anniversary date. In addition to the foregoing, the price may be changed by LONZA, with prior notification to CLIENT, to reflect any material change in an environmental or regulatory standard that substantially impacts LONZA’s cost and ability to manufacture the Product subject to Lonza using commercially reasonable efforts to minimize the impact to CLIENT.

10.	CONFIDENTIAL INFORMATION

10.1 Definition. “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, Intellectual Property, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, operations, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, regardless of form or medium (e.g. electronic, magnetic, oral, written, information obtained through observation at a Party’s facility), that has been disclosed by or on behalf of such Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement. Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” and will be subject to the terms and conditions set forth in this Article 10.

10.2 Exclusions. Notwithstanding the foregoing Section 10.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

(a) at the time of disclosure is in the public domain;

(b) becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c) at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

(d) is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

(e) is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

10.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that this Article 10 will survive any expiration or termination of this Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or approved Third Party subcontractor, except in accordance with Section 10.4. Neither Party will use, disclose, publish or otherwise share with Third Parties Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

10.4 Permitted Disclosures. Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use similar to those set forth herein.

10.5 Government-Required Disclosure. If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose any Confidential Information, such Party shall comply with such order, but shall notify the other Party as soon as possible, so as to provide the other Party an opportunity to apply to a court of record for relief from such order.

10.6 Publicity. Neither Party shall refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party or as otherwise set forth in Section 10.7.

10.7 Publications. The confidentiality provisions of this Article 10 are applicable to all publications, abstracts, and papers authored by LONZA, or its employees, consultants or contractors relating to the Services performed by LONZA hereunder or to data created pursuant to or related to the Statement of Work; provided that no Confidential Information may be disclosed in such publications, abstracts or papers without the prior written consent of CLIENT. Manuscripts of all such publications shall be submitted to CLIENT at least [***] days prior to submission to any publisher. CLIENT shall promptly inform LONZA of any alterations or deletions necessary to protect its rights under this Article 10 and LONZA shall be obligated to make such changes prior to submitting any manuscripts to any publisher. For general business development purposes, LONZA may announce on its website or in press releases the general nature of work performed for CLIENT under any given Statement of Work upon receiving prior written permission from CLIENT, such permission not being unreasonably withheld or delayed.

11.	INTELLECTUAL PROPERTY

11.1 Ownership.

11.1.1 Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right or title to, or interest in, any Background Intellectual Property of the other Party. Except as expressly otherwise provided herein, nothing in this Agreement shall constitute or grant any implied license or ownership in proprietary rights or permission to file any patent, copyright or any other rights to either Party under the other Party’s Background Intellectual Property or any improvements, derivatives, or developments of the other Party’s Background Intellectual Property. For the avoidance of doubt, CLIENT is the sole and exclusive owner of CLIENT FasTCAR Technology, notwithstanding the Technology Transfer.

11.1.2 The Parties agree and acknowledge that LONZA will not perform any Process or Product development work and therefore no new Intellectual Property belonging to any LONZA Party will be created under this Agreement. In the event CLIENT requests any Process or Product development work to be carried out by LONZA, then the Parties shall negotiate in good faith to determine the Parties’ respective rights regarding any Intellectual Property created in connection with such Process or Product development work.

11.2 License Grants.

11.2.1 During the term of this Agreement, CLIENT hereby grants to LONZA a fully paid, non-exclusive, non-transferable and non-sublicensable license under any and all CLIENT Intellectual Property for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement, including, without limitation, the development of the Process and the manufacture of Product for CLIENT, provided that LONZA’s use of such license grant is subject to and in accordance with the disclosure and use restrictions as set forth in Section 10.3.

11.2.2 Subject to the terms and conditions set forth herein (including the payment required under this Agreement), LONZA hereby grants to CLIENT a non-exclusive, world-wide, fully paid-up, irrevocable and transferable license, including the right to grant sublicenses, under the Intellectual Property of LONZA, to use, sell, process, integrate, combine, export and import the Product manufactured under this Agreement, to the extent necessary for CLIENT to fulfill its obligations and exercise its rights under this Agreement.

11.3 Third Party Intellectual Property. LONZA shall not, and shall cause its Affiliates, Third Parties subcontractors and agents and their respective personnel involved in the performance of this Agreement not to, necessarily incorporate into the Product or Process in the performance of its obligations under this Agreement or any Statement of Work, any technology, information, know-how, trade secret or materials of a Third Party except for which LONZA is freely permitted to utilize without compensation or other obligation to any Third Party.

11.4 Further Assurances. Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Article 11.

11.5 Prosecution of Patents. CLIENT shall have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming any new Intellectual Property of CLIENT at CLIENT’s expense. LONZA shall use commercially reasonable efforts to cooperate with CLIENT to file, prosecute and maintain patent applications and patents claiming such new Intellectual Property of CLIENT.

11.6 IP Infringement. If LONZA becomes aware of any infringement of CLIENT or its Affiliates’ Intellectual Property relating to the Product or Processes, LONZA shall use commercially reasonable efforts to promptly notify CLIENT in writing thereof. For clarity, LONZA shall have no affirmative obligation to monitor for any such infringement nor any obligation to perform investigations regarding said infringement or any other obligation beyond those made express in this Section 11.6. CLIENT acknowledges that LONZA is not responsible for monitoring CLIENT or its Affiliates’ Intellectual Property or the infringement thereof by Third Parties and that LONZA will not be monitoring as such.

12.	REPRESENTATIONS AND WARRANTIES

12.1 By CLIENT. CLIENT hereby represents and warrants to LONZA that,

12.1.1 (i) it has the requisite Intellectual Property and legal rights related to the CLIENT Materials and the Product to authorize the performance of LONZA’s obligations under this Agreement, and (ii) to the best of its knowledge, the performance of the Statement of Work and the production by LONZA of the Product as contemplated in this Agreement will not give rise to a cause of action by a Third Party against LONZA for infringement or another violation of Intellectual Property rights by the CLIENT Materials; provided, that such representation and warranty will not apply to any equipment or production materials supplied by LONZA, and

12.1.2 it has the corporate power, authority and the legal right to enter into this Agreement and to perform its obligations under this Agreement; this Agreement has been duly executed and delivered on behalf of CLIENT, and constitutes a legal, valid and binding obligation, enforceable against CLIENT in accordance with its terms except that the enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; the execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which CLIENT is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by CLIENT violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it.

12.2 By LONZA. LONZA hereby represents and warrants to CLIENT that,

12.2.1 it or its Affiliates have the requisite Intellectual Property rights in Intellectual Properties of LONZA, LONZA Confidential Information, and its equipment and Facility to be able to perform its obligations under this Agreement and the Statements of Work;

12.2.2 to the best of its knowledge, LONZA’s or its Affiliates’ use of its equipment and Facility as contemplated in this Agreement and the Statements of Work will not give rise to a potential cause of action by a Third Party against CLIENT for infringement or violation of Intellectual Property rights; and as of the Effective Date, no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging infringement of the Intellectual Property of a Third-Party based on the Intellectual Property of LONZA that will be used in connection with this Agreement;

12.2.3 it or its Affiliate holds all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility;

12.2.4 it owns or lawfully controls the Facility;

12.2.5 it has the corporate power, authority and the legal right to enter into this Agreement and the Quality Agreement and to perform its obligations under this Agreement and the Quality Agreement; this Agreement has been duly executed and delivered on behalf of LONZA, and constitutes a legal, valid and binding obligation, enforceable against LONZA in accordance with its terms except that the enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; the execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which LONZA is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by LONZA violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it; and

12.2.6 neither LONZA or its Affiliates nor any of its or their employees or Third Party subcontractors have been “debarred” by the FDA, or subject to a similar sanction from another regulatory authority, nor have, to LONZA’s best knowledge, any debarment proceedings against LONZA, its Affiliates or any of its or their employees or Third Party subcontractors been commenced.

13.	DISCLAIMER; LIMITATION OF LIABILITY

13.1 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, LONZA SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO THE PRODUCTS, MATERIALS, OR SERVICES PROVIDED UNDER THIS AGREEMENT.

13.2 DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3 LIMITATION OF LIABILITY. BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S LIABILITY TO THE OTHER PARTY, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED THE TOTAL CONSIDERATION PAID UNDER THE APPLICABLE STATEMENT OF WORK. TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR THE RELEVANT PARTY AS IS ALLOWABLE UNDER THE APPLICABLE LAW. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS LIMITATION OF LIABILITY SHALL NOT EXTEND TO DAMAGES CAUSED BY A GROSSLY NEGLIGENT OR WILFUL VIOLATION OF ARTICLES 10 (CONFIDENTIAL INFORMATION) OR 11 (INTELLECTUAL PROPERTY) OR TO CLIENT’S INDEMNITY LIABILITY UNDER SECTION 15.2(a), (c), and (d).

14.	TERM AND TERMINATION

14.1 Term. The term of this Agreement will commence on the Effective Date and will continue until the fifth (5th) anniversary of the Effective Date unless terminated prior to that time or extended by the Parties.

14.2 Termination for Material Breach. Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within [***] days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such [***]-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such [***]-day period, except in the case of a payment default, the cure period shall be extended to [***] days, so long as the breaching Party is making diligent efforts to cure such default. Such termination shall be effective upon expiration of such cure period.

14.3 Other Termination by CLIENT.

14.3.1 CLIENT may terminate this Agreement by [***] days written notice to LONZA, in the event of a Supply Failure by LONZA.

14.3.2 After the first anniversary of the Effective Date, CLIENT may terminate this Agreement by providing a written notice of termination no less than twelve months in advance of the date of termination.

14.4 Termination for Insolvency. Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [***] days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally, which proceeding is not dismissed within [***] days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

14.5 Effects of Termination.

14.5.1

Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement. Without limitation of the foregoing, in the event of termination hereunder other than termination by CLIENT under Section 14.2 or 14.3.1, LONZA shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-process; (ii) all reasonable and adequately documented costs incurred or non-cancellable commitments through the date of termination, including costs and fees for Materials used or purchased for use in connection with the Services; and (iii) except in the case of termination by CLIENT under Section 14.2, 14.3.1 or 14.4, any applicable Cancellation Fees. In the case of termination by LONZA for CLIENT’s material breach, all scheduled Services and Batches shall be deemed cancelled by CLIENT, and Cancellation Fees, if any, shall be calculated as of the date of written notice of termination. In the case of termination by CLIENT for LONZA’s material breach, a Supply Failure or LONZA’s insolvency, LONZA shall use commercially reasonable efforts to support and finance the transfer of the manufacturing of the Products to a new and competent manufacturer which shall be appointed at the sole discretion of CLIENT and is capable of carrying out the activities defined in the relevant SOWs, provided that LONZA’s support, financing, and total liability under this Section 14.5.1 shall not exceed [***] USD (US$[***]).

14.5.2 Disposition of Remaining CLIENT Property and Confidential Information. Upon termination or expiration of this Agreement, LONZA shall (i) store, or dispose of in accordance with CLIENT’s instruction and at CLIENT’s expense, any Remaining CLIENT Property as set forth in Section 7.2, and (ii) at CLIENT’s option, return or destroy any Confidential Information of CLIENT in the possession or control of LONZA. Likewise, CLIENT shall, at LONZA’s option, return or destroy any Confidential Information of LONZA in the possession or control of CLIENT. Notwithstanding the foregoing provisions: (A) LONZA may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LONZA’s rights and obligations hereunder; and (B) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

14.5.3 Survival. Sections 3.4, 7.2, 10, 11.1, 11.2, 11.4, 11.5, 11.6, 13, 14.5, 15, 17.3, 17.5 and 17.14 of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

15.	INDEMNIFICATION

15.1 Indemnification of CLIENT. LONZA shall indemnify CLIENT, its Affiliates, and their respective directors, officers, employees, agents, successors and assignees (the “CLIENT Parties”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses, collectively, “Losses”) incurred or suffered by the CLIENT Parties to the extent such Losses arise out of or result from any claim, settlements, penalties, proceeding, lawsuit, or other action or threat by a Third Party (collectively, “Third Party Claims”) arising out of or in connection with: (a) any breach by any LONZA Party of this Agreement, the Quality Agreement or any Statement of Work, (b) any Supply Failure by LONZA, (c) any infringement or misappropriation of CLIENT Intellectual Property or any Third Party Intellectual Property, with respect to LONZA Parties’ performance of the Services to the extent such infringement or misappropriation was caused by a LONZA Party, or (d) the gross negligence, intentional act or omission, or misconduct on the part of one or more of the LONZA Parties in performing any activity contemplated by this Agreement or any Statement of Work, except for those Losses for which CLIENT has an obligation to indemnify the LONZA Parties pursuant to Section 15.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.2 Indemnification of LONZA. CLIENT will indemnify LONZA and its Affiliates, and their respective directors, officers, employees and agents (the “LONZA Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any Third Party Claim arising out of or in connection with: (a) any breach by CLIENT of this Agreement, the Quality Agreement or any Statement of Work, (b) the gross negligence, intentional act or omission, or misconduct on the part of CLIENT or its Affiliates in performing any activity contemplated by this Agreement, (c) the use or sale of Products, except to the extent such Losses arise out of or result from a breach by LONZA of the Product Warranties including the Quality Agreement, or (d) the use or practice by LONZA of any process, invention or other Intellectual Property supplied by CLIENT to LONZA under this Agreement, except for those Losses for which LONZA has an obligation to indemnify the CLIENT Parties pursuant to Section 15.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.3 Indemnification Procedure.

15.3.1 The Party seeking indemnification under Section 15.1 or Section 15.2 (the “Indemnitee”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnitor”) of the assertion of any Third Party Claim in respect of which indemnity may be sought under Section 15.1 or Section 15.2 (as applicable). Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnitee). The failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnitor.

15.3.2 The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 15.3, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

15.3.3 The Indemnitor shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if the Indemnitor has failed or is failing to prosecute or defend vigorously the Third Party Claim.

15.3.4 If the Indemnitor shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 15.3, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnitee and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnitee or any of its affiliates.

15.3.5 In circumstances where the Indemnitor is controlling the defense of a Third Party Claim in accordance with Section 15.3.2 and Section 15.3.3 above, the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnitee.

15.3.6 Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

15.4 Insurance. Each Party shall maintain in full force and effect, at its sole cost and expense, and at all times during the term of this Agreement, a policy of commercial general liability insurance, including product liability, with limits of not less than US$[***] in the aggregate. Each Party shall maintain its respective insurance policies required under this Section 15.4 with an insurance company having a minimum AM Best rating of A. LONZA shall also maintain property insurance for the storage of Client Production Materials at the LONZA Facility. LONZA will reimburse the value of any destroyed Client Production Materials to the extent of LONZA’s insurance proceeds according to policies governing such losses.

16.	ADDITIONAL COVENANTS

16.1 Non-Solicitation. During the term of this Agreement and for one (1) year thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Section 16.1 as a result of making a general solicitation for employees. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

16.2 Non-USE. LONZA will not, will cause its Affiliates and their respective employees not to, and will use commercially reasonable efforts to cause its Third Party subcontractors and their employees not to, acquire any right or title to, or interest in, and will not use, any Confidential Information, inventions (whether or not patentable), discoveries, improvements, data, information, reports and any and all related documentation provided by CLIENT, including but not limited to information with respect to CLIENT’s FasTCAR Technology, to LONZA under the Agreement or a Statement of Work.

16.3 Covenants. LONZA agrees that: (i) it will engage and employ only professionally qualified personnel to perform the Services; (ii) its obligations under this Agreement and the Statements of Work will be performed in professional and workmanlike manner and in compliance with this Agreement, the Quality Agreements, and any applicable laws and industry standards; and (iii) all individuals and entities that perform any Services for or on behalf of LONZA are under written obligations to assign all right and title to, and interest in, any Intellectual Property arising from such Services to LONZA and to protect Confidential Information of CLIENT in accordance with Article 10 of this Agreement. LONZA will promptly notify CLIENT in writing if LONZA becomes aware that LONZA, its Affiliates or any of its or their employees or Third Party subcontractors are debarred by the FDA or any other regulatory authority, or that any debarment proceedings have commenced against any of the above referenced entities or individuals.

17.	MISCELLANEOUS

17.1 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having the authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

17.2 Force Majeure. Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement caused by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, a viral, bacterial or mycoplasma contamination (except for effects of the COVID-19 pandemic which occurred and were known to the affected Party before or on the Effective Date) which causes a shutdown of the Facility, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable and to give the other Party prompt written notice when it is again able to perform such obligations.

17.3 Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile or e-mail (with documented evidence of transmission and confirmation by another communication method as listed above), to the e-mail addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LONZA:

[***]

Attn: [***]

Email: [***]

With a copy to:

[***]

Fax: [***]

Email: [***]

If to CLIENT:

[***]

Attn: [***]

Email: [***]

With a copy to:

[***]

Attn: [***]

Email: [***]

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 17.3.

17.4 Entire Agreement; Amendments. This Agreement, including the appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

17.5 Governing Law. The construction, validity and performance of the Agreement and Statements of Work shall be governed by and construed in accordance with the laws of the US State of New York, without giving effect to its conflict of law provisions.

17.6 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

17.7 Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable laws in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

17.8 Titles and Subtitles. All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

17.9 Exhibits. All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

17.10 Pronouns. Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

17.11 Subcontractors. LONZA shall not subcontract or delegate any portion of its obligations under this Agreement, any Statement or Work or the Quality Agreement to any Third Party without the prior written approval of CLIENT, such approval not to be unreasonably withheld, delayed or conditioned. In the event CLIENT consents to the use of a subcontractor to provide any of the Services, (i) LONZA shall be fully liable for the performance of Services by such subcontractor and for compliance by such subcontractor with the terms of this Agreement, the relevant Statement or Work and the Quality Agreement, (ii) the agreement between LONZA and such subcontractor must be consistent with LONZA’s obligations to CLIENT under this Agreement, the relevant Statement or Work and the Quality Agreement, and (iii) LONZA shall be exclusively responsible for all costs associated with any such subcontract relationship.

17.12 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer to its Affiliate without the other Party’s consent, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

17.13 Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).

17.14 Dispute Resolution. Each of the Parties hereto agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Singapore which shall be administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the SIAC Arbitration Rules in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators. The claimant shall select one (1) arbitrator, and the respondent shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the claimant and respondent. If either the claimant or the respondent fails to select the third arbitrator or the Parties fail to agree on the choice of the third arbitrator, SIAC shall make the appointment on their behalf. The arbitration shall be conducted in English. The seat of arbitration shall be Singapore. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration.

17.15 No Presumption Against Drafter. For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.

17.16 Rights and Obligations of CLIENT. Gracell Suzhou and Gracell US shall each be individually entitled to exercise all rights of CLIENT hereunder, and LONZA shall accordingly be entitled to rely on any notice duly received from either of Gracell Suzhou or Gracell US in accordance with section 17.3. Gracell Suzhou and Gracell US shall be jointly and severally liable for all obligations of CLIENT hereunder.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of March 31, 2021 by their duly authorized representatives.

GRACELL BIOPHARMACEUTICALS, INC.

By:	/s/ Wei Cao

Name: Wei Cao Title: CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of March 31, 2021 by their duly authorized representatives.

SUZHOU GRACELL BIOTECHNOLOGIES, CO., LTD. (SEAL)

By:	/s/ Wei Cao

Name: Wei Cao

Title: CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of March 31, 2021 by their duly authorized representatives.

LONZA HOUSTON, INC.

By:	/s/Thomas Fellner

Name: Thomas Fellner

Title:	VP, Global Head of Sales & Program Management